Filed pursuant to Rule 424(b)(3)
SEC File No. 333-132143

Supplement
(To Prospectus Supplement Dated April 7, 2006
to Prospectus Dated March 1, 2006)

758,961

Ball Corporation
Common Stock

This supplement to the prospectus supplement, dated April 7, 2006, to the prospectus, dated March 1, 2006 (collectively, the “Prospectus”), of Ball Corporation relates to the public offering, which is not being underwritten, and sale by certain stockholders of Ball Corporation (which term as used in the Prospectus includes their respective pledges, donees, transferees or other successors-in-interest) of 758,961 shares of Common Stock, no par value, of  Ball Corporation. The selling stockholders acquired the shares being offered for resale under the Prospectus in connection with Ball Corporation’s acquisition of the United States and Argentinean operations of U.S. Can Corporation pursuant to an agreement and plan of merger, dated February 14, 2006. This supplement should be read in conjunction with the Prospectus, and this supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supercedes the information contained in the Prospectus.

The information appearing under the heading “Selling Stockholders” in the prospectus supplement is hereby amended by the addition of the following:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares that may be sold pursuant to this Prospectus Supplement	Number of Shares Beneficially Owned After the Offering(2)

Citigroup Global Markets, Inc.	36,315	36,315	—

(1)          Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who possess sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after March 24, 2006. None of the selling stockholders beneficially owns in excess of 1% of Ball Corporation’s outstanding shares of common stock. The number of escrow shares to which each selling stockholder is entitled is based on such selling stockholder’s percentage ownership in U.S. Can prior to the U.S. Can acquisition. As a result, if all of the escrow shares were released directly to the selling stockholders, each selling stockholder would be allotted a fractional share amount, which would be paid in cash in lieu of issuing fractional shares.

(2)          For purposes of preparing the table above, the number of escrow shares allotted to each selling stockholder has been rounded up to a full share amount.

Investing in Ball Corporation Common Stock involves risks. See “Risk Factors” beginning on page S-5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is June 23, 2006.